Exhibit 10.14

SERVICE AGREEMENT

This Agreement (the “Agreement”) is entered into on April 6, 2017 by and between Entera Bio Ltd., an Israel corporation, having its principal offices at Hadassah Medical Center, Kiryat Hadassah, PO Box 12117, Jerusalem, Israel (the “Company”), and Luke Beshar of 12 Lorraine Road, Summit, New Jersey 07901 (“Service Provider”).

(A)        Effective as of December 1, 2016, the Service Provider has commenced service as the Company’s Executive Chairman (the "Commencement Date");

(B)       Service Provider and the Company desire to enter into this Agreement to memorialize their respective rights and obligations in connection with Service Provider’s service as the Company’s Executive Chairman (the “Services”); and

(C)        It is the Company’s intention to nominate the Service Provider as the Chairman of the Company’s Board of Directors promptly following the execution of this Agreement, subject to the shareholders approvals.

NOW THEREFORE, in consideration of the mutual promises, covenants and understandings contained herein, the parties agree as follows:

1.	Representations, Duties and Obligations of Service Provider

1.1.	Service Provider declares and undertakes that he is free to provide the Company with the Services, upon the terms contained in this Agreement, and there are no legal, commercial or contractual restrictions preventing Service Provider from fully performing all duties hereunder.

1.2.	Service Provider shall provide the Services to the Company on average 2.5 days a week, excluding for this purpose US federal holidays and ten days of paid-time-off per calendar year (the "Scope"). Service Provider will perform the Services from his office in Summit, New Jersey, subject to occasional travel from time to time as reasonably necessary to perform the Services.

1.3.	Service Provider shall provide the Services to the Company, in accordance with the directions of the Company’s Board of Directors (the "Board"), and will report directly to the Board.

1.4.	Service Provider shall not have any other person or entity perform any of the Services.

1.5.	Service Provider undertakes to perform his duties and obligations under this Agreement in a loyal, devoted and professional manner in accordance with the terms of this Agreement.

1.6.	Company acknowledges that, at the time of the Commencement Date, Service Provider provides services to Sancilio Pharmaceuticals, Regenxbio Inc., Trillium Therapeutics Inc., Akcea Therapeutics and Ovid Therapeutics Inc. Company acknowledges that Service Provider may provide services to additional companies upon fulfillment of all of the following conditions: (i) Service Provider has notified the Company in writing it intends to provide services to another Company 14 days prior to commencing to provide services to the other company, (ii) such services do not and will not damage the Company's reputation, (iii) the work is provided to an entity which is not a competitor of the Company, and (iv) such services will not prevent Service Provider from performing all of his duties and obligations or providing the Services at the level and Scope required by the Company pursuant to the terms of this Agreement.

1.7.	Service Provider will notify the Company immediately if anything occurs or comes to his attention which would prevent him from providing the Services contemplated by this Agreement.

1.8.	Service Provider shall not, directly or indirectly, accept any commission, rebate, discount or gratuity in cash or in kind, from any person who has or is likely to have a business relationship with the Company related in any way to the Service provided by Service Provider.

1.9.	It is the Company’s intention to form or enter into a transaction with a Delaware or another US corporation (the “US HoldCo”), within the next twelve months, pursuant to which all of the Company’s shares and equity rights will be exchanged for shares and equity rights in the US HoldCo, and consequently, the US HoldCo will become the parent company of the Company following such transaction (the “Reincorporation”). Prior to such Reincorporation, the parties agree that the Services shall be provided to the Company by Service Provider as an independent contractor. Service Provider is aware of the financial consequences resulting from his engagement as an independent contractor. Until such Reincorporation, payments by the Company to Service Provider will not be subject to tax withholding, provided, however, that Company may, if required under applicable law and subject thereto, withhold, deduct any amounts as required by applicable law from payments hereunder or in connection with this Agreement. All payments made by Company hereunder include all taxes levied or imposed upon on or in connection with the services (including without limitations any VAT), and said payments shall be solely made against proper invoices in accordance with applicable law. Should any payment required to be made to Service Provider in accordance with the provisions of this Agreement be subject to withholding of any taxes assessable, Company shall provide the Service Provider of such withholding certificate as required by applicable law. Immediately upon such Reincorporation, Service Provider will then automatically and without the need for further action by either party become an employee of the US Holdco and compensation subsequently earned by him will then be subject to tax withholding to the extent required by applicable law; provided however that the parties shall perform such further acts and execute such further documents as may reasonably be required or necessary to carry out and give full effect to the Reincorporation. For the avoidance of doubt, it is hereby clarified that upon the Reincorporation, this Agreement will be assigned to and assumed by the US Holdco, the Services shall be provided to the US Holdco and any reference to the term Company under this Agreement (including references to the issuer of the stock options described in Section 2.4, if not already issued) shall be deemed to refer to the US Holdco (except as explicitly set forth in this Agreement). Notwithstanding the foregoing, the Service Provider hereby understands that such Reincorporation will be subject to the Company’s corporate approvals and other customary third party consents, as well as the receipt of satisfactory tax and regulatory approvals required for the Reincorporation (if any) according to the applicable laws. It is hereby further agreed that the company cannot guarantee that the Reincorporation will be completed.

2.	Consideration

2.1.	In consideration for the provision by Service Provider of the Services, Service Provider shall be entitled to payment of a monthly fee ("Fee") for each calendar month of Services in the amount of (i) US$21,500 per month from the Commencement Date until the Reincorporation described above in Section 1.9, and (ii) US$20,000 per month after such Reincorporation. The payment for each month shall be made no later than the 10th day of the following calendar month. The payment of the Fee shall be made without duplication and after taking into account the amount previously paid by the Company to the Service Provider, pursuant to the director agreement between the parties dated as of March 15, 2016, as amended (the "Director Agreement") for the period starting as of the Commencement Date and ending on the date hereof.

2.2.	Service Provider will be entitled to reimbursement of medical and dental insurance expenses for an amount not to exceed US$3,000 per each month during the Term, against the provision of proper receipts from the Commencement Date until the Reincorporation described above in Section 1.9. Following the Reincorporation, the Company will provide Service Provider with medical, dental, vision and life insurance, as well as the opportunity to participate in a 401(k) (including a contribution matching feature), on terms reasonably comparable to those received by full time executive level employees of other US life science companies of similar size and stage.

2.3.	Service Provider shall be entitled to reimbursement of coach class airline ticket for any local US travel, and business class airline ticket for any international travel, provided that in each such case such travel was required for the performance of the Services under this agreement. In addition, Service Provider shall be reimbursed for Service Provider’s reasonable expenses incurred during his performance of the Services, provided said expenses are incurred in compliance with any generally applicable Company expense policies in force from time to time and are against the provision of proper receipts. Any taxable reimbursements to Service Provider will be subject to the requirements of Treas. Reg. §§ 1.409A-3(i)(1)(iv)(A)(3), (4) and (5). Other than the payments and the reimbursement of expenses set forth in this paragraph and Sections 2, and 10.12 (or according to the director indemnification agreements between the parties), Service Provider shall not be entitled to any other compensation or reimbursement of expenses in connection with the discharge of the Services.

2.4.	Options. Upon the occurrence of a Qualified Financing or QIPO (each, a "Qualified Event") and, except as otherwise provided below (subject to Section 2.5 below), subject to Service Provider’s performance of continuous Services to the Company until the date of the Qualified Event, Service Provider will be granted options to purchase ordinary shares of the Company (the "Options") representing 6.5% of the Company’s share capital on a “fully diluted basis” as determined immediately following the Qualified Event, provided however, that if the amount of new funds actually received by the Company in a Qualified Event exceeds $10,000,000, then it shall be deemed for the purpose of calculating the "fully diluted basis" under this Agreement as if such amount is equal to $10,000,000. For avoidance of doubt, the determination of the Company’s share capital on a “fully diluted basis” will presume the exercise of all options or other awards then outstanding or promised under the Company’s Share Incentive Plan (the “Plan”) or any similar or successor plan, agreement, or arrangement, as well as the exercise or conversion of all then outstanding warrants or other convertible or exercisable securities and taking into account the application of any anti-dilution rights that will be triggered as a result of the Qualified Event (provided however, that if the amount of new funds actually received by the Company in such Qualified Event exceeds $10,000,000, then it shall be deemed for the purpose of calculating the "fully diluted basis" under this Agreement (including, without limitation, with respect to the application of any anti-dilution rights) as if such investment amount is equal to $10,000,000). The exercise price of the Options shall be equal to the per share fair market value of ordinary shares immediately following the Qualified Event, as determined in accordance of Section 409A of the Internal Revenue Code. The Options will vest in 36 equal monthly installments over a period of 36 months, commencing as of the Commencement Date, provided that, the Options will become 100% vested and exercisable upon (i) the occurrence of a Change of Control or (ii) a cessation of Service Provider’s service to the Company due to his death, Disability, resignation for Good Reason or a termination by the Company without Cause. In each case, the vesting of the Options shall be contingent upon Service Provider's continued provision of the Services to the Company until the applicable vesting date or event. Upon termination of the Services for any reason, all then unvested Options (determined after any applicable acceleration of vesting) shall terminate, and all then vested Options may be exercisable only until whichever is the later of the following dates: (i) the specific period set in the Plan, or (ii) 10 years from the grant date of the Options. The Options will be subject to the terms of the Plan, the articles of association of the company, and an award agreement to be agreed and executed between the parties, which will include the vesting, acceleration and other terms stated in this Section 2.4. Notwithstanding anything to the contrary, in the event of any inconsistency between the terms of the Options as detailed above and the Company's option plan, the award agreement or the articles of association, the terms set forth in this Section 2.4 shall prevail. All taxes due with respect to the Options shall be borne solely by Service Provider. If Service Provider ceases to perform Services prior to the occurrence of a Qualified Event due to a termination by the Company without Cause or a resignation by the Service Provider for Good Reason, then notwithstanding such cessation of Service (but subject to Section 2.5 below), the Options will still be issued by the Company upon the occurrence of such Qualified Event, will be fully vested at the time of such issuance and will remain outstanding until the 10th anniversary of the date hereof; provided, however, that if such Qualified Event occurs more than one year following the date of Service Provider’s cessation of Services, the number of shares subject to the Options will be reduced to the greater of: (x) 50% of the number of shares that would otherwise be subject to the Options (i.e., the number “6.5%” in the fifth sentence of this Section 2.4 shall be replaced the number “3.25%”), or (y) the number of shares with respect to which the Options would otherwise have been vested as of the date of Service Provider’s cessation of Services based on the original 36 month vesting schedule described above (i.e., with such vesting schedule commencing as of the Commencement Date and ending as of the date of Service Provider’s cessation of Services). To the extent necessary to achieve compliance with Section 409A of the Code, any Options issued pursuant to the preceding sentence will be exercisable only upon the earliest of (A) the first day of the calendar year that includes the 10th anniversary of the date hereof (in which case the Options will remain exercisable until the 10th anniversary of the date hereof), (B) the time immediately prior to the occurrence of a Change of Control that constitutes a “change in control event” described in Treas. Reg. § 1.409A-3(i)(5) (in which case the Company will provide the Service Provider with reasonable advance and not less than 7 days’ prior notice of such Change of Control and the Options will expire immediately following closing of such Change of Control), or (C) the Service Provider’s death (in which case the Options may be exercised by the Service Provider’s heirs or estate and will remain exercisable for the remainder of the calendar year in which such death occurs).

In this Agreement, the following terms shall have the following definitions:

“Cause” means (a) if Service Provider is convicted or pleads no contest to a felony, or (b) any breach by Service Provider of this Agreement not cured within fourteen (14) days following delivery of a written notice to that effect by the Company.

“CLA” means the Convertible Promissory Note and Loan Agreement is made and entered into as of June 14, 2016 by and between the Company and the Lenders thereto.

“Disability” has the meaning ascribed to it in the Company’s Share Incentive Plan, as in effect on the date hereof.

“Change of Control” shall have the meaning ascribed to it in the CLA. Notwithstanding anything to the contrary, for the purpose of this Agreement, the term “Change of Control" shall exclude the Reincorporation or any other transaction whose primary purpose is the changing of the Company’s domicile.

“Good Reason” means the termination by Service Provider of this Agreement within 90 days after the occurrence of any of the following: (A) a reduction by the Company of Service Provider’s Fee under this Agreement; (B) a relocation of Service Provider’s primary worksite by more than 20 miles, provided that for the avoidance of doubt, a relocation of the Service Provider primary worksite to NYC shall be considered Good Reason; (C) a material increase in the amount of business travel required of Service Provider, determined relative to the amount of business travel performed by him for the Company during the 12 month period preceding the date of this Agreement (provided, however, that if business travel is reasonably required, as determined in good faith by agreement of the parties, then such business travel will not by itself be deemed a material increase in the amount of business travel required of the Service Provider); (D) a removal of Service Provider from the Board for any reason other than Cause, (E) in connection with any expiration of Service Provider’s term of service as a member of the Board, a failure by the Company to nominate him for re-election to the Board or a failure by the Company’s stockholders to re-elect Service Provider to the Board; (F) any material adverse change in Service Provider’s job title, duties or responsibilities; in each of the foregoing cases, if such event, diminution or reduction is effected without the consent of Service Provider; or (G) the failure of the Company’s stockholders to approve the Reincorporation by no later than 12 months following the closing date of the Qualified Event; in each of the foregoing cases, if such event, diminution, reduction or relocation is effected without the consent of the Service Provider.

“Qualified Financing” shall have the meaning ascribed to it in the CLA.

“QIPO” shall have the meaning ascribed to it in the CLA.

2.5.	If a Change of Control that constitutes a “change in control event” described in Treas. Reg. § 1.409A-3(i)(5) occurs before a Qualified Event and Service Provider continues to perform Services until the date of such Change of Control (or has ceased to perform Services prior to such Change of Control due to a termination by the Company without Cause or a resignation by the Service Provider for Good Reason), then in lieu of the issuance of Options pursuant to Section 2.4 above, the Company will pay the Service Provider a lump sum cash bonus upon closing of such Change of Control equal to the lower of (i) an amount that, taking into account all federal, state, local and foreign taxes (including excise taxes) arising from the payment of such amount, will yield net after-tax proceeds to the Service Provider of US$1,000,000; or (ii) US$3,619,254 (the “Bonus”). The determination of the amount described in Section 2.5(i) will be made by an independent, expert tax advisory firm selected by agreement of the parties, the fees of which will be paid by the Company. The Company shall be entitled to withhold and deduct the amounts required by the applicable laws with respect to such Bonus. Notwithstanding the foregoing, it is hereby clarified that Company shall not be required to pay the Bonus in the case of an Insolvency Event (as such term is defined in the CLA) or following such Insolvency Event. For the avoidance of doubt, it is hereby clarified that immediately following the closing of the Qualified Event or the occurrence of an Insolvency Event, this Section 2.5 shall automatically expire and be of no further force and effect, and the Service Provider shall only be entitled to receive the issuance of Options pursuant to Section 2.4 above.

3.               Status of Parties. Until the Reincorporation described above in Section 1.9: (a) the relationship between Service Provider and the Company is one of principal and independent contractor, (b) Service Provider must perform and continue to perform all actions legally required to establish and maintain his status as an independent contractor with an independent business, (c) the parties expressly declare that no employment relationship exists between the Company and Service Provider, and (d) Service Provider acknowledges and agrees that the Company will not provide Service Provider with any employee benefits, including without limitation any employee, social security, unemployment, pension payments or any other similar payments, and that income tax withholding is Service Provider’s responsibility.

4.	Term and Termination

4.1.	The term of this Agreement shall begin on the Commencement Date and shall continue until terminated by either party (the “Term”). Either party may terminate this Agreement without cause upon prior written notice of 60 days to the other party.

4.2.	Notwithstanding Section 4.1 above, the Company may terminate this Agreement for Cause without prior notice (other than any cure period contemplated in clause (b) of the definition of “Cause”).

4.3.	Upon termination of this Agreement or at such other time as directed by the Company, Service Provider shall immediately return to the Company all assets in Service Provider's possession or control which belong to, or have been entrusted to him by, the Company. Service Provider shall neither have, nor retain, any proprietary interest in such assets.

5.	Proprietary Rights

5.1.	For the purposes of this Agreement ”Intellectual Property” means all intellectual property rights, whether or not patentable, including without limitation (i) patents and patent applications, and any divisional, continuation, continuation in part, reissue, renewal or re-examination patent issuing therefrom (including any foreign counterparts), (ii) copyrights and registrations thereof, (iii) trade secrets and other confidential business information, whether patentable or unpatentable and whether or not reduced to practice, know-how, technology, proprietary processes, techniques, methodologies, formulae, formulations, algorithms, software, code, models, user interfaces, research and development information, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, inventions and, with respect to all of the foregoing, related confidential documentation, (iv) trademarks, service marks, trade names and applications and registrations therefor, (v) all documentation, including user manuals and training materials relating to any of the foregoing and descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing and, (vi) other proprietary rights relating to the foregoing, and any rights analogous to the foregoing anywhere in the world.

5.2.	Service Provider and the Company agree that the Company shall be the owner, upon creation, of all right, title and interest in, to and under the Intellectual Property created in or as a result of any communication between Service Provider and the Company prior to and leading to this agreement, in particular as a result of any information divulged by the Company to Service Provider ("Prior Inventions"). Service Provider and the Company further agree that the Company shall be the owner, upon creation, of all right, title and interest in, to and under the Intellectual Property created in the course of, or in consequence of, the performance of the Agreement, which shall be deemed work made for hire, and any ensuing rights, including all rights, powers, privileges and immunities arising thereunder or conferred thereby, and all applications for intellectual or industrial property that may hereinafter be filed for the Intellectual Property in any jurisdiction, and all divisions, renewals and continuations thereof, and all registrations that may be granted thereon and all extensions and reissues thereof, together with any and all rights of priority relating to the Intellectual Property and any registrations that may be granted thereon, expressly including the right to sue for past infringement (all the above together with the Prior Inventions, as defined below, referred to as the “Company’s IP Rights”).

5.3.	If the ownership in any of the Company’s IP Rights, as a matter of law, not vest in the Company upon creation, then Service Provider shall assign and does hereby irrevocably assign to the Company, its successors, legal representatives all right, title and interest in, to and under the Company’s IP Rights to the extent that Service Provider may have such rights, and Service Provider shall have no right whatsoever in, to and under the Company’s IP Rights. To the extent that any right in the Company’s IP Rights may not under applicable law be assigned to the Company as above, Service Provider hereby waives any and all such rights in favor of the Company, and Service Provider shall not have any claim to any right, moral rights, compensation, royalties or reward in respect of any such Company’s IP Rights.

5.4.	Service Provider agrees and undertakes to: (i) promptly disclose to the Company in writing, sufficient to identify the Company’s IP Rights in question, the creation or existence of all such Company’s IP Rights; and, (ii) take such action, during the term of the Agreement and thereafter, as the Company may reasonably request, to evidence, transfer, vest or confirm the Company’s right, title and interest in and to the Company’s IP Rights, provided that the Company will be responsible for any expenses incurred by Service Provider to comply with this section.

5.5.	Service Provider hereby irrevocably appoints the Company and its duly authorized officers and agents to be Service Provider's agents and attorney in fact to act for and on the behalf of Service Provider and in his stead and to do any action and make any legal disposition in respect of the Company’s IP Rights, including without limitation, to execute and file any documents, and generally do everything possible to ensure that the Company, its successors, legal representatives and assigns, obtain and enforce proper protection for the Company’s IP Rights in all jurisdictions, all the foregoing with the same legal force and effect as if executed by Service Provider.

5.6.	Service Provider further covenants and agrees that he will testify in any legal proceeding, sign all lawful papers, execute all divisional, continuing, reissue and foreign applications, make all rightful oaths, and generally do everything possible to aid the Company, its successors, legal representatives and assigns, to obtain and enforce proper protection for the Company’s IP Rights. If the need for such cooperation by Service Provider occurs after the Term, the Company will (i) pay Service Provider $500 per hour for each hour he devotes to such matters, (ii) reimburse Service Provider for reasonable expenses incurred in connection with such matters, and (iii) exercise reasonable efforts to schedule and limit the need for Service Provider’s cooperation to avoid any impact on his other professional or personal obligations.

6.	Confidentiality

6.1.	Service Provider agrees that all the Company information, whether in oral form, visual form or in writing, including but not limited to, all specifications, formulas, prototypes, computer programs and any and all records, data, ideas, methods, techniques, processes and projections, plans, marketing information, business plans, projects, pricing, customers and customer information, materials, financial statements, memoranda, analyses, notes, legal documents, and other data and information, as well as test results, processes, know-how, improvements, inventions, techniques, patents (whether pending or duly registered) and any know-how related thereto, relating to the Company and its affiliates, the Company IP Rights, and the terms and conditions of this Agreement, will be considered and referred to collectively as “Confidential Information”.

6.2.	Service Provider agrees that it shall not use Confidential Information for his own, or any third party’s benefit; Service Provider further agrees to accept and use Confidential Information solely for the purpose of providing the Services for the benefit of Company; Service Provider shall keep in confidence and trust all Confidential Information and, except as otherwise necessary or appropriate in his performance of the Services, shall not, directly or indirectly, disclose, publish, or disseminate Confidential Information to any third party or allow the same to occur.

6.3.	Without derogating from the generality of the foregoing, Service Provider agrees as follows:

6.3.1.	Not to copy, transmit, reproduce, summarize, quote, publish or make any commercial or other use whatsoever of the Confidential Information, or any part thereof, except as otherwise necessary or appropriate in his performance of the Services;

6.3.2.	To exercise the highest degree of care in safeguarding any Confidential Information that may be furnished to Service Provider against loss, theft or other inadvertent disclosure or dissemination and to take all reasonable steps necessary to prevent any unauthorized use, disclosure, publication, or dissemination of Confidential Information;

6.3.3.	Not to enter into the databases of the Company for any purpose whatsoever, other than as necessary for the provision of the Services, including, without limitation, review, download, insert, change, delete or relocate any information.

6.3.4.	That all Confidential Information, and any derivatives thereof, is and shall remain the property of the Company and its affiliates, and no license or other rights to Confidential Information is granted or implied hereby to have been granted to Service Provider, now or in the future.

6.3.5.	Upon termination of this Agreement, or as otherwise requested by the Company, Service Provider shall promptly deliver to the Company all Confidential Information and any and all copies thereof, in whatever form, that had been furnished to Service Provider, prepared thereby or came to his possession in any manner whatsoever, during and in the course of his performance of this Agreement, and shall not retain or make copies thereof in whatever form.

6.3.6.	The provisions of this Section 6 shall survive termination of this Agreement and shall remain in full force and effect at all times thereafter.

7.	Non-Competition and Non-Solicitation

During the Term of this Agreement, Service Provider will not:

7.1.	directly or indirectly, in any capacity whatsoever, whether independently or as a stockholder, an employee, Service Provider, an officer or any managerial capacity, carry on, set up, own, manage, control or operate, be employed, engaged or interested in a business, anywhere in the world, which competes with, or proposes to compete with, the then current business of the Company or any of its subsidiaries (the “Group”).

7.2.	directly or indirectly, in any way offer, solicit or attempt to solicit, induce or attempt to induce or endeavor to entice away, any person with whom any member of the Group has any contractual or commercial relationship as a consultant, licensor, joint venture, supplier, customer, distributor, agent or contractor of whatsoever nature, to cease his, her or its relationship with that member of the Group, or otherwise interfere in any way with the relationship between that member of the Group and such person.

7.3.	directly or indirectly, in any way offer, solicit or attempt to solicit for employment or other engagement, or otherwise contract or seek to contract the services of, any individual who is employed or engaged (whether directly or indirectly) by any member of the Group or induce or entice or attempt to induce or entice such individual to leave such employment or other engagement or otherwise interfere in his or her relationship with any member of the Group.

Service Provider acknowledges that his obligations under this Section are reasonable, in light of knowledge he will gain of the Group’s Confidential Information and that the consideration he receives hereunder is paid, inter alia, as consideration for his undertaking under this Section 7.

8.	No Conflicting Obligations. Service Provider will not, at any time during the Term of the Agreement, use or disclose any trade secrets or proprietary or confidential information in such manner that may breach any confidentiality or other obligation that Service Provider owes to any former employer or other third party, without their prior written consent.

9.	Insurance; Indemnification.

9.1.	During the Term, the Company shall maintain Directors and Officers insurance coverage for Service Provider’s benefit at least equal to the coverage provided to other officers of the Company and other members of the Board. Such coverage will be with a carrier, in amounts and on terms consistent with prevailing industry practices as in effect from time to time, based on the periodic professional assessments of a recognized insurance consultant reasonably acceptable to company’s board of directors, subject to the applicable laws. Without limiting the generality of the foregoing, the Company agrees to undertake a review of its Directors and Officers insurance coverage within 60 days following the execution of this Agreement.

9.2.	The Service Provider shall execute with the Company the standard indemnification agreement to the maximum extent permitted by Israeli law, in the same form as was executed by all other directors of the Company. Upon the Reincorporation, US Holdco will execute with Service Provider an indemnification agreement providing for indemnification of Service Provider to the maximum extent permitted by Delaware law.

10.	General

10.1.	The recitals and appendices form part of this Agreement. Headings are for reference purposes only and shall not in any way affect interpretation of this Agreement.

10.2.	Neither party shall not assign any of his or its rights and obligations hereunder without the prior written consent of the other party, and any attempt to do so shall be null and void, except for the assignment of this Agreement by the Company to US Holdco upon the Reincorporation.

10.3.	No behaviour by either party hereto shall be deemed to constitute a waiver of any rights according to this Agreement, a waiver of or consent to any breach or default in respect of any of the terms hereof, or a change, invalidation or addition to any term, unless expressly made in writing.

10.4.	This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to any choice or conflict of laws provision or rule thereof. The sole and exclusive forum for the adjudication of any action to enforce, arising out of, or relating in any way to, any of the provisions of this Agreement shall be the federal and state courts of Delaware. The parties hereby expressly consent to the jurisdiction and venue of these courts for said purpose and to the service of process by registered mail, return receipt requested, or by any other manner provided by law. The parties further expressly agree that all such actions shall be tied to the said courts without a jury and waive any right to seek a jury trial of any issues arising under this Agreement.

10.5.	The terms of this Agreement shall be interpreted in such a way as to give them maximum enforceability at law. The unenforceability of any term (or part thereof) shall not affect the enforceability of any other part of this Agreement.

10.6.	Service Provider hereby declares that it is aware that the Company shall rely on the statements and representations in this Agreement in managing its businesses.

10.7.	This Agreement, contains the entire agreement and understanding between the parties with respect to the subject matter contained herein, and supersedes all prior discussions, agreements, representations and understandings in this regard (other than that certain Notice of an Option Award from the Company to Service Provider dated December 22, 2015). Furthermore, the parties agree that following the execution of this Agreement by both parties, the portions of the Director Agreement relating to cash compensation shall cease to apply. This Agreement shall not be modified except by an instrument in writing signed by both parties.

10.8.	Provisions intended to survive the termination of this Agreement, including but not limited to Sections 2.4, 2.5, 3, 5, 6, 7. 9 and 10 herein, shall so survive.

10.9.	Notices given pursuant to this Agreement shall be in writing and shall be deemed to have been duly given to the parties: if delivered personally, upon such delivery (against a signature of acceptance), if mailed by certified or registered mail, three business days thereafter (against a proper certification), if sent overnight via Fedex or similarly recognized overnight courier, one business day thereafter (against a certification of delivery), or if sent by electronic mail, on the day of written confirmation of receipt of such electronic mail, at the addressed as set forth above or such other address as either party may designate to the other in accordance with the aforesaid.

10.10.	Service Provider agrees that he has been provided an opportunity to seek the advice of a tax advisor and attorney of Service Provider’s choice before signing this Agreement.

10.11.	Each party hereto will bear its own fees and expenses in connection with the transactions contemplated hereby, provided, however that subject the execution of this Agreement, the Company will reimburse, no later than the 10 days following the submission of a valid tax invoice to the Company, Service Provider's legal and out of pocket expenses incurred in connection with the negotiation and preparation of this Agreement, for an amount not to exceed US$25,000, to be paid directly to the legal counsel of Service Provider, Pepper Hamilton LLP (reduced by the amount of expenses (not to exceed $10,000) reimbursed to Roger Garceau in connection with the documentation of his service agreement by Pepper Hamilton LLP, and provided however that in no event that shall the amount paid to the Pepper Hamilton LLP for both agreements shall exceed US$25,000); and provided further that if Service Provider is required to file a Israeli tax return as a result of his provision of services for (or his receipt of compensation from) the Company in any year, the Company will pay the reasonable fees of a tax accountant reasonably selected by Service Provider to prepare and submit that return. The Company will treat such reimbursements or payments as working condition fringe benefits described in Section 132(d) of the Internal Revenue Code.

10.12.	This Agreement may be signed in two counterparts, each of which shall be deemed an original, with the same force and effectiveness as though executed in a single document

In witness whereof, the parties have executed this Agreement on the date first written above.

/s/ Phillip Schwartz		/s/ Luke Beshar
Entera Bio Ltd.		Luke Beshar

By:	/s/ Phillip Schwartz
Name: Phillip Schwartz Title: CEO